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                                                                   EXHIBIT 10.27

                                                       [BROADWAY & SEYMOUR LOGO]

128 South Tryon Street
Charlotte, NC 28202
704-372-4281
800-274-9287



February 18, 1999

Keith B. Hall
19309 Peninsula Shores Drive
Cornelius, NC 28031

Dear Keith:

As you know, Broadway & Seymour, Inc. ("BSI") is currently considering various strategic alternatives, including the sale of the Charlotte customer relationship management business (the "Proposed Transaction").

This is to confirm our agreement that in the event the Proposed Transaction is consummated, you may elect, at any time within the 90 day period following the closing of the Proposed Transaction, to resign your employment with BSI and receive two times (i) your annual base salary as in effect immediately prior to the date of resignation and (ii) the aggregate amount of cash bonuses paid to you in respect of the most recent fiscal year. At BSI's option, you shall provide consulting services on a part-time or full-time basis for up to 90 days following such resignation for which you shall be paid at a rate no less than the annual base salary as in effect immediately prior to the date of resignation.

Very truly yours,

BROADWAY & SEYMOUR, INC.

By: /s/ Alan C. Stanford
------------------------------------
Alan C. Stanford
Chairman and Chief Executive Officer

Acknowledged and agreed to
as of the 22nd day of Feb., 1999:

/s/ Keith B. Hall
------------------------------------
Keith B. Hall

/Attachment